Exhibit 10.1

Learning Tree International, Inc. Dividend Participation Plan

1. Amount and Timing of Payment. Subject to the terms and condition of this Plan,

1.1 Qualifying RSUs. Within 30 days after the end of any fiscal quarter in which a Qualifying RSU vests, the holder of that Qualifying RSU will receive a payment per share of $2.20.

1.2 Qualifying Options. Within 30 days after the end of any fiscal quarter, each holder of a Qualifying Option will receive a payment per share equal to:

(a) The lesser of

(i)	The amount by which the highest closing price of the stock on any Qualifying Day exceeds the Floor or

(ii)	$2.20 per share

(b) Minus any prior payments per share under this Plan with respect to that Qualifying Option.

Thus, the maximum of all payments for any share may not exceed $2.20.

No payment will be due for any fiscal quarter before the fiscal quarter in which the option vests or after the fiscal quarter in which the option expires.

2. Must Remain Employee or Director. No payment will be made under this Plan to any holder who is no longer employed or a director of Learning Tree on the date for payment.

3. Tax Matters. Any payments due under this Plan are expected to be taxed as ordinary income and will be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.

4. Not an Employment or Service Contract. Nothing in this Plan is to be construed as an agreement, express or implied, by Learning Tree or any of its subsidiaries to employ any persons, nor will it restrict Learning Tree’s or such subsidiary’s right to discharge any person or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between any person and Learning Tree or any of its subsidiaries.

5. Interpretation. Learning Tree’s Compensation Committee retains the right to interpret or modify this Plan in good faith to achieve the intended purpose.

6. Definitions.

The “Floor” means the price per share determined by subtracting $2.20 from the exercise price of the option involved.

A “Qualifying Day” means any day during Learning Tree’s “trading window” for the fiscal quarter which is both (i) after the vesting date for, and (ii) before the expiration date of, the option involved. If the trading window is not open in any fiscal quarter, there will not be any Qualifying Days in that fiscal quarter, except that in the last window before a Qualifying Option expires, for that option the window will be assumed to have been open during the standard period.

“Qualifying Option” means an Option under Learning Tree’s 2007 Equity Incentive Plan which was outstanding on August 18, 2010 (other than options which were then vested and in the money).

“Qualifying RSU” means a Restricted Stock Unit under Learning Tree’s 2007 Equity Incentive Plan which was outstanding but not vested on August 18, 2010.

“Special Dividend” means the special one-time dividend equal to $2.20 per share declared by Learning Tree in August 2010.